Exhibit 77(c)


                 Matters submitted to a vote of security holders

At a January 4, 2007 Special Meeting of Shareholders of ING Goldman Sachs Structured Equity Portfolio, a series of ING Variable Portfolios, Inc., shareholders were asked to:

1. Approve an Agreement and Plan of Reorganization by and among ING Goldman Sachs Structured Equity Portfolio and ING UBS U.S. Large Cap Equity Portfolio, providing for the reorganization of ING Goldman Sachs Structured Equity Portfolio with and into ING UBS U.S. Large Cap Equity Portfolio.

                                Shares voted
                                 against or       Shares
Proposal    Shares voted for      withheld       abstained    Total Shares Voted
--------    ----------------      --------       ---------    ------------------
    1         2,395,919.651        691.099       30,117.078     2,426,727.828

At a January 4, 2007 Special Meeting of Shareholders of ING Goldman Sachs Structured Equity Portfolio, a series of ING Variable Portfolios, Inc., shareholders were asked to:

1. Approve an Agreement and Plan of Reorganization by and among ING Goldman Sachs Capital Growth Portfolio and ING VP Growth Portfolio, providing for the reorganization of ING Goldman Sachs Capital Growth Portfolio with and into ING VP Growth Portfolio.

                                Shares voted
                                 against or       Shares
Proposal    Shares voted for      withheld       abstained    Total Shares Voted
--------    ----------------      --------       ---------    ------------------
    1         1,690,836.547       680.914        5,321.409      1,696,838.870

At an April 24, 2007 Special Meeting of Shareholders of ING Goldman Sachs Structured Equity Portfolio, a series of ING Variable Portfolios, Inc., shareholders were asked to: